Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for Infinera Corporation

We consent to the reference of our firm under the caption “Experts” in the Registration Statement (Form F-4) and related Proxy Statement/Prospectus of Nokia Corporation and to the inclusion therein of our report dated May 17, 2024, with respect to the consolidated financial statements and schedule of Infinera Corporation for the year ended December 30, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

August 1, 2024